Exhibit 99.1

12240 Inwood Road Suite 300 Dallas, Texas 75244 972-387-1487 FAX 972-233-6453

PRESS RELEASE

FOR IMMEDIATE RELEASE

September 29, 2003	NYSE: USV & USV_pa

U.S. Restaurant Properties, Inc. Announces Recent Developments

Dallas, TX – U.S. Restaurant Properties, Inc. (NYSE: USV) today announces it:

•       has obtained commitments for a new credit facility and a term loan,

•       is providing an update on various business developments,

•       will modify its method for calculating its Funds From Operations (FFO) and

•       confirms FFO guidance for the remainder of the year.

New Revolving Credit Facility

The Company has received a commitment letter for a new $50.0 million secured revolving credit facility of which Bank of America, N.A., the lead lender, has committed to provide $30.0 million.  The remainder will be syndicated on a best efforts basis.  With successful syndication, the term of the facility will be three years with no renewal options; otherwise the term would be two years with a one-year extension option.  The annual interest rate will be LIBOR plus 300 basis points.  The credit facility provides that up to $5.0 million may be used for letters of credit.  Borrowings under the revolving credit facility will be secured by certain assets of the Company and its subsidiaries.  Borrowings under the new credit facility would be used to fund property acquisitions and for general corporate purposes.  The commitment letter contains customary closing conditions.

Hawaii Term Loan

The Company has also received a non-binding indication of interest from, and is in the process of negotiating definitive documents with, First Hawaiian Bank for a $12.0 million secured term loan facility.  Borrowings under this facility would bear interest at LIBOR plus 250 basis points.  Principal amounts outstanding would amortize over a 15-year period, but would mature on the eighth anniversary.  This facility would be secured by certain of the Company’s properties in Hawaii as well as a pledge of the Company’s equity interests in its Hawaii operations.  Proceeds from this facility would be used to fund new property acquisitions and for general corporate purposes.

Other Business Developments

Highland Joint Venture and Term Loan

The Company plans to redeem the $52.8 million partnership interest in one of its operating partnerships, USRP/HCI Partnership 1, L.P., that is owned by an affiliate of Bank of America.   In conjunction with the proposed new revolving credit facility, the commitment letter from Bank of America also provides for a term loan facility in the amount of $35.0 million to partially fund the redemption of the partnership interest. Borrowings under this term loan facility will bear interest at LIBOR plus 350 basis points and will mature on the fifth anniversary.  The remaining $17.8 million required to redeem the interest would be paid by a combination of cash and/or the sale of additional shares of our series A preferred stock to an affiliate of Bank of America, which sale is anticipated to take place in the fourth quarter of 2003, subject to various closing conditions.

Shoney’s Transaction

USV has also negotiated to sell its equity interest in Shoney’s, Inc. to Shoney’s largest shareholder, an affiliate of Lone Star Funds and the Company’s largest shareholder.  The purchase price will be $7.5 million, resulting in a gain to the Company in excess of $2.0 million. The Special Committee of the Board of Directors, comprised of independent board members, has approved the sale of the Company’s equity interest in Shoney’s.  The Company anticipates that this transaction will close in October.

Acquisitions and Dispositions

On September 17, 2003, USV acquired seven Shoney’s properties for an aggregate purchase price of approximately $6.4 million.  The purchase price was funded using internally generated cash flows and borrowings under the Company’s existing revolving credit facility.  The Special Committee of the Board of Directors also approved these property acquisitions.  Regarding dispositions, from July 1, 2003 through September 15, 2003, the Company disposed of 19 properties for net cash proceeds of approximately $12.6 million, resulting in a gain of $2.1 million.

The Company believes that the changes in the corporate capital structure will provide growth capital needed to pursue its acquisition strategy.  The Company’s CFO, Stacy Riffe, commented, “The increased size of our revolver, combined with the borrowing power of our Hawaii assets, will provide us with the flexibility and liquidity we need to continue our acquisition strategy.  Additionally, our investment in Shoney’s proved to be beneficial both financially, based on the anticipated gain on our investment, and strategically, as an avenue to strong acquisition opportunities.”

FFO Modification

The Securities and Exchange Commission (SEC) has informed the Company that the SEC’s application of the NAREIT definition of FFO to the Company differs from the Company’s current calculation.  The SEC’s interpretation is that recurring impairments taken on real estate property may not be added back to net income in the calculation of FFO.  Based on the SEC’s interpretation, the Company will modify its FFO calculation.  Going forward, the Company will calculate FFO for all periods presented as net income (computed in accordance with generally accepted accounting principles), excluding gains (or losses) from sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.  This modification of the Company’s FFO calculation will not affect USV’s net income, will not affect USV’s cash available for dividends, will not affect USV’s current dividend rate, and will not affect USV’s dividend policy going forward.  USV CEO, Bob Stetson commented, “The change in this calculation does not represent a change in the economics of our Company, rather, merely a change in the mechanics of our FFO computation.  We have always reported, and will continue to report, the detail behind our FFO calculation so that investors can perform their own assessment of our operating performance.  Given the redeployment of our portfolio over the last 18 months, the anticipated improvement in economic conditions, and the strong credit-worthiness of the majority of our tenants, we expect asset impairment charges going forward to be generally less than in previous years.  Additionally, the offset to asset impairments, which is capital gains, has been and is anticipated to continue to be greater than asset impairment charges.  Capital gains and losses are not included in FFO.”

The following table outlines the modified FFO amounts as compared to the previous presentation for the last six quarters.  This table is provided to make future comparisons of FFO more meaningful.  However, in future FFO presentations, the Company will only present the modified calculation.

	Three Months Ended
($in thousands, except per share data)	June 30, 2003	March 31, 2003	December 31, 2002	September 30, 2002	June 30, 2002	March 31, 2002
Net income	$7,517	$3,186	$4,293	$4,757	$1,268	$3,950
Less: Preferred dividends	1,814	1,776	1,775	1,776	1,775	1,776
Net income (loss) allocable to common	5,703	1,410	2,518	2,981	(507)	2,174

Income (loss) allocable to minority interest	—	—	—	(6)	48	(36)
Change in accounting principle	—	270	—	—	—	—
(Gains) loss on sale of property	(5,085)	(1,619)	(1,988)	(979)	206	(1,480)
Depreciation and amortization	5,389	5,682	5,787	5,349	5,917	5,258
Impairments of long-lived assets	752	1,595	555	133	909	809
FFO as previously reported	$6,759	$7,338	$6,872	$7,478	$6,573	$6,725
FFO per share as previously reported	$0.34	$0.37	$0.35	$0.38	$0.33	$0.34

Less: Impairments of long-lived assets	752	1,595	555	133	909	809

FFO as modified	$6,007	$5,743	$6,317	$7,345	$5,664	$5,916
FFO per share as modified	$0.30	$0.29	$0.32	$0.37	$0.29	$0.30

FFO Guidance

Based on its previous method of calculating FFO, the Company confirms its 2003 FFO guidance of $1.40 - $1.50 per share.  Conforming to the SEC’s interpretation, the modified FFO calculation would be reduced $0.12 per share for impairment charges taken during the first six months of the year, plus any additional per share amounts for impairment charges to be taken in the second half of the year.  In addition, the Company announced that it expects to maintain its current dividend level for the remainder of the year.

U.S. Restaurant Properties, Inc. is a fully-integrated, self-administered and self-managed real estate investment trust (REIT).  Our strategy focuses primarily on acquiring, owning and leasing restaurant properties.  We also own and lease a number of service station properties, most of which include convenience stores (referred to as C&Gs).  At August 31, 2003, our portfolio consisted of 789 properties.  We lease our properties on a triple-net basis primarily to operators of quick-service and full-service chain restaurants affiliated with major national or regional brands such as Applebee’s®, Arby’s®, Burger King®, Captain D’s®, Chili’s®, Dairy Queen®, Hardee’s®, Pizza Hut®, Popeye’s®, Schlotzsky’s®, Shoney’s® and Taco Cabana®.  Our C&G tenants are affiliated with major oil brands such as Fina®, Phillips 66® and Shell®.

The Company believes that it computes FFO in accordance with the definition developed by the National Association of Real Estate Investment Trusts, which is net income (computed in accordance with generally accepted accounting principles), excluding gains (or losses) from sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.  The Company believes the supplemental non-GAAP measure FFO is a useful indicator of operating performance and that the use of FFO, combined with the required primary GAAP presentations, has improved management’s and the investing public’s understanding of REIT operating results.  Further, the use of FFO has made comparisons of those results more meaningful and has enabled the evaluation of our operating performance compared to other REITs that use the NAREIT definition in order to make more informed business decisions based on industry trends or conditions. We consider FFO a useful measure for reviewing our comparative operating and financial performance because, by excluding gains or losses related to sales of previously depreciated operating real estate assets and excluding real estate asset depreciation and amortization, FFO assists in the comparison of the operating performance of real estate between periods or as compared to other REITs.

Certain statements in this release constitute “forward-looking statements” and involve risks, uncertainties and other factors which may cause the actual performance of U.S. Restaurant Properties, Inc. to be materially different from the performance expressed or implied by such statements. These risks include access to financing, availability of acquisition targets, income fluctuations in U.S. households, continued qualification as a REIT, cost of capital, changes in trends in the restaurant industry, volatility of fuel prices, and tenant bankruptcies, as well as the additional risks and uncertainties detailed in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission.

For further information, call Investor Relations at 972-387-1487, ext. 147 or visit our website, www.usrp.com.